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                                                                    Exhibit 4.73

                             CHINA UNICOM CO., LTD.
              COOPERATION AGREEMENT ON MOBILE VALUE-ADDED SERVICES

                       AGREEMENT NO.: CUVAS-V05-B2005-0560

                         Party A: China Unicom Co., Ltd.

                  Party B: Shanghai Unilink Computer Co., Ltd.

                         DATE OF AGREEMENT: 18 MAY 2005


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                                    CONTENTS

Appendix contents of services..............................................    3
Preface....................................................................    4
Chapter 1  Whereas.........................................................    4
Chapter 2  Terms...........................................................    5
Chapter 3  Service cooperation.............................................    8
Chapter 4  Operation interface and its maintenance.........................   10
Chapter 5  After service management interface..............................   12
Chapter 6  Security of mobile value-added services.........................   12
Chapter 7  Intellectual property...........................................   12
Chapter 8  Charging, accounting and charge agency..........................   13
Chapter 9  Withdrawal mechanism and contract breach settlement.............   16
Chapter 10 Modification and termination of the agreement...................   18
Chapter 11 Confidential....................................................   19
Chapter 12 Other liabilities for contract breach...........................   20
Chapter 13 Force majeure...................................................   20
Chapter 14 Law application and dispute settlement..........................   21
Chapter 15 Others..........................................................   21
Signature


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                          APPENDIX CONTENTS OF SERVICES

Unicom Messaging
Industry Messaging
Music Street (10155)
Music Street (10159)
Wireless Internet Service
Colorful E-mailing
BREW
UniJa
Localizing Star
Portable Stock Market
Video Channel


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                                     PREFACE

1. This Agreement is signed by the following parties on __________________ in
Beijing: China Unicom Co., Ltd. (Party A) is a company that is established and in effective existence in accordance with China laws, whose domicile is 133 Jia, Xidan North Street, Xicheng District, Beijing, China and the legal representative Chang Xiaobin. Shanghai Sky Blue Computer Co., Ltd (Party B), is a company that is established and in effective existence in accordance with China laws, whose domicile is 5 F, Dongyin Mansion, 689 Beijing East Road, Shanghai and the legal representative Yang Lei

2. Application scope: this Agreement is composed of the Text (hereinafter referred to as "agreement text") and the Appendixes (hereinafter referred to as "service appendix").The Text is the document that the parties shall sign for the cooperation of mobile value-added services and which prescribes the rights and obligations of the parties in the cooperation of mobile value-added services. The appendixes prescribe in detail the rights and obligations of the parties in the cooperation of mobile value-added services according to the categories of the services. The parties shall sign the agreement text and the corresponding service appendixes for the cooperation of mobile value-added services.

3. The agreement text, service appendixes and the documents that supplement or modify them are provided by Party A and come into force in accordance with the agreed conditions and/or procedures between the parties.

4. If Party A and Party B intend to cooperate in other value-added services (hereinafter referred to as "new value-added service") besides the mobile value-added services prescribed in the service appendixes, Party A will provide the draft of the appendix for the new value-added service which may become a service appendix to this agreement after the agreement between the parties.

                                CHAPTER 1 WHEREAS

1. Party A is a telecom company which is authorized by the information industry authority of the State Council and provides to the public basic telecom services and value-added telecom services nationwide. It has its own basic telecom network, value-added service platform as well as service marketing system and great pool of customers. Party A has the full power to sign and perform this Agreement.

2. Party B is a Content Provider (CP)/Service Provider (SP) that lawfully provides mobile value-added content/service and is qualified for perform the cooperation services under this Agreement. It has the following certificates for qualification:

a. No. 3101142045075 Business License of Enterprise Legal Person;


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b. No. B2-20050062 Business License for Value-added Telecom Service; and

c. other qualification certificates (which can be specified in the corresponding service appendix) that prove Party A's competence and qualification to perform the value-added service it intends to cooperate with Party A;

d. Certificates of competence and/or test pass that Party A acknowledges.

3. Party B intends to provide mobile value-added services on the basis of Party A's mobile communication network and mobile value-added service platform and it has the full power to sign and perform this Agreement.

4. Party B has signed effectively the Statement of Information Security Responsibilities or other documents of different names but of the similar content and has agreed to undertake the responsibilities of relevant information security in accordance with relevant laws and regulations.

Based on the above conditions,

The parties hereby sign this win-win Agreement in the principles of equality and mutual benefit as well as making advantage of each other's advantages in the goal of developing and enriching mobile value-added services.

                              CHAPTER 2 DEFINITIONS

The following terms shall be defined as follows, unless there are specific definitions in clauses of this Agreement or other interpretation in writing between Party A and Party B. Other terms that are not defined expressly in this Agreement shall be interpreted in accordance with the laws and regulations of China, rules of government departments or the policies of authorities. Industry customs shall be referred for interpreting the terms where definite interpretation of the terms fails to be included in the above documents.

2.1  CP/SP

     CP is the abbreviation for Content Provider., for the purpose of this Agreement, CP shall only refer to content provider that provides information source for service;

     SP is the abbreviation for Service Provider. For the purpose of this Agreement SP shall refer to professional service institution that provides telecom service and information service. SP can be a network runner or a provider that integrates other network providers' services and provides to its customers full service.

     For the purpose of this Agreement, CP/SP shall refer to professional institution that is willing to cooperate with Party A and provide Party A's mobile communication network subscribers with various mobile value-added services using the mobile communication network and value-added service platform that


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     Party A provides.

2.2  SUBSCRIBERS

     Subscribers shall refer to such individuals, corporate persons or other entities that connect with Party A's mobile telecom network and data service platform via mobile terminals or other telecom terminals approved by Party A, and voluntarily receive mobile data services provided by Party A and Party B.

2.3  MOBILE VALUE-ADDED SERVICE

     Telecom services and information services that are carried by Party A's mobile communication network.

2.4  MOBILE COMMUNICATION NETWORK AND VALUE-ADDED SERVICE PLATFORM

     In this Agreement, mobile communication network refers to the infrastructures of mobile communication service that Party A provides. Value-added service platform refers to the added service platform targeted at one certain value-added service or several value added services on the basis of mobile communication network, which includes but not limited to functions of providing subscriber interface, CP/SP interface, service management and application charging.

2.5  SERVICE SUPPORT SYSTEM

     It refers to systems like subscriber management and certification, charging, accounting and awning that are necessary for the normal operation of services.

2.6  COMMUNICATION PASSAGE

     The physical and logic linkage provided for communication between subscribers in mobile communication system.

2.7  PORTS

     The interface settings for the communication linkage between the value-added service platform and the mobile communication network as well as between the value-added service platform and the application server provided by CP/SP, including communication address and relevant parameters.

2.8  DATA TRAFFIC

     The communication traffic that flows in and out through the value-added service platform.

2.9  TEST

     The tests of services provided by CP/SP with certain tools and methods, including network linkage test, interface consistency test and functional test, etc, the aim of which is to guarantee the service meet the requirements of start and operation. The test period is the period that is necessary for the test or the period that Party A considers necessary for the test.

2.10 WITHDRAWAL BUFFER PERIOD

     When CP/SP service needs to be terminated, CP/SP would inform the subscribers in proper ways at a certain time before it terminates the service and still continue to provide the service to subscribers during this period according to subscriber protocols. This period is called the withdrawal buffer period, the aim of which is to reduce the loss that it might have happened to subscribers due to the termination of the service.


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2.11 EQUIPMENT JOINTS

     The position where two physical or logic equipments are connected.

2.12 MAINTENANCE INTERFACE

     The service system that provides subscribers with the service they need is composed of different parts and the maintenance responsibility of the parts are for different subjects. The maintenance interface is the place that divides technical service and maintenance responsibility.

2.13 SYSTEM MAINTENANCE

     Works like regular maintenance and breakdown repayment that are necessary for the normal function of the service system.

2.14 GATEWAY

     The equipment that performs functions like protocol conversion and system linkage, etc.

2.15 CUSTOMIZATION

     The subscriber decides the contents of the service he accepts and volunteers to accept the service.

2.16 7 X 24 HOURS

     Seven days a week and 24 hours a day, no holiday break.

2.17 COMMUNICATION CHARGE

     The charge that the subscriber or CP/SP has to pay for using Party A's network resources which Party A collects from subscribers or CP/SP and own.

2.18 INFORMATION SERVICE CHARGE

     The charge that the subscriber has to pay for using CP/SP's content information or application service except the communication fee. Party A and B share the charge according to their proportion. The charge that Party A's charge accounting system works out and which should be collected from subscribers before the parties take their proportions is called "the total amount of communication charge". The communication service charge that Party A gives to Party B after taking out a certain proportion and fees according to their agreement is accounting information service charge.

2.19 CHARGING PERIOD

     The period that Party A's charging system calculates Party B's total account of information service charge is usually from 0:00:00 of the first day of a natural month to 24:00:00 of the last day of the month.

2.20 ENTERPRISE CODE

     The "CP/SP Enterprise Code of China Unicom Mobile Value-added Service" is the sole enterprise code in Party A's system for identifying Party B.

2.21 SP SERVICE SYSTEM

     The online office system that Party A builds and maintains for realizing the regular work of connecting in, protocol subscription, reconciliation, information release and feedback during the cooperation between the parties.

2.22 RANKS

     Party A ranks all the CP/SPs outside the service support period according the


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     standard(s) of information service charge income or sales in the high-low order. If there's decimal fraction after multiplying the total number of CP/SPs, only the whole number will be taken and the decimal fraction shall be excluded. If information service charge income can not be defined of CP/SP due to reconciliation, it shall be ranked according to Party A's data before reconciliation.

2.23 SERVICE SUPPORT PERIOD

     During the three full charging periods since the service starts to charge after Party B has got the whole-network connecting in qualification and the certain service has passed the first test, Party A would have some preferential policies on Party B in service ranking, and service withdrawal of the service. This period is called service support period, the aim of which is to provide a service nursing period for the cooperation between the parties. The parties may choose to apply the service support period or not according to the features of the cooperated mobile value-added service and prescribe the rights and obligations of the parties during the period specifically in the specific service appendixes.

2.24 SERVICE SHIELDING

     The service shielding of services except Music Street and Unicom Messaging is that Party A cancels the demonstration of Party B's service/subject to subscribers but keep the subscriber's customization and charging; the service shielding of Music Street refers to closing the connecting in number temporarily; while the service shielding of Unicom Messaging refers to keeping the subscriber's customization but set the service information charge as 0.

2.25 SERVICE LIFT

     It refers to that Party A stops its cooperation with Party B's service/subject and cancel subscriber's customization and stops the service charging.

2.26 WITHDRAWAL

     Party A terminates its cooperation with Party B on a service category and wouldn't take Party B's cooperation application on the service category in a certain period.

2.27 SERVICE CATEGORY

     The categories divided from technical similarity according to Party A's service management rules, e.g. Unicom Messaging service category.

2.28 SUBJECT

     The item under which the smallest unit service that Party A's service management rules prescribe is categorized.

2.29 SMALLEST UNIT SERVICE

     The smallest unit of the cooperated mobile value-added service that Party A's service management rules prescribe and is called "service" for short.

                          CHAPTER 3 SERVICE COOPERATION

3.1  Party A provides for value to Party B network resources and subscribers


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     resources, as well as connecting in service, customer service, charge agency with its customer service, charging and service support system.

3.2 Party A allocates to Party B enterprise code for identifying Party B in Party A's charge accounting system, value-added service platform system as well as customer service system. Party A guarantee the stability of the enterprise code that Party B obtains and acknowledges that the enterprise code has the same effect as the enterprise name of Party B in Party A's system.

3.3 Party A is responsible for building and maintaining the SP service system to realizing the communication of the cooperated mobile value-added service under this Agreement between the parties. Party A shall tell Party B subscribername and password (password can be changed by Party B) in accordance with SP service system working process. Party B may use the subscribername and password to log onto the SP service system and operate under instructions of the system to realize the mutual communications related to mobile value-added service cooperation like applying for mobile value-added service cooperation, modifying company information online, and obtaining Party A's test affirmation. Party A shall be responsible for the normal operation of SP service system and update information in the system timely. Party B shall register true information of its accurate name, the specific bank, account, contact person and customer service in SP system and shall update timely if any of the information changes.

3.4 Information, releases, affirmations and explanations like contract information, accounting information release, data, tables, notices and replies produced in the SP service system shall be deemed as evidence of mutual communication between the parties, unless stated particularly and the time they be deemed evidence shall be the time they arrives the connecting in point of Party B's SP service system. Party B shall itself preserve with due care the above affirmations or explanations like data, tables, affirmation, notices, replies. Party A may provide copies or enquiry function in SP service system but is not responsible for preserve intact the above information.

3.5 Party B shall itself protect with due care the subscribername and password for logging onto the SP service system and shall not allow a third party to use them. If a third party or an employee that is not necessary to know the subscribername and password knows the subscribername and password due to Party B's reason, Party B shall be responsible for its own losses and be liable for the losses caused to Party A.

3.6 The time when the cooperated service between the two parties shall be the time when Party A starts charging.

3.7 Party B provides to customers mobile value-added service content and/or service with Party A' s mobile communication network and value-added service platform. Detailed issues like the description, cooperation manner, sharing proportion and contract breach of the mobile value-added service are prescribed in corresponding service appendixes.

3.8 If Party B wants to add some mobile value-added service or modify the content of preset service (like service scope, price, etc), it shall submit to party A writing


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     application or effective application in Party A's service system and also the certificates that proves its competence and qualifications for running the service. Party A will test the service that Party B applies and issues to Party B a writing ratifying document or affirms in appropriate ways in SP service system after the service have passed the test. The parties shall sign (or modify) the corresponding service appendix when necessary.

3.9 Party B shall be responsible for providing the detailed content and/or service of the value-added service that the subscriber customizes. Before providing to subscribers mobile value-added service in any manner, Party B shall fully keep subscribers notified about the information that subscribers need to know when accepting service and/or paying information service charges like the content, manner and charge of the service, etc. Party B can only start providing the service after it has performed the above notifications in provable manner and has obtained in provable manner the affirmation and/or customization of subscribers of accepting the mobile value-added service. Without the writing previous consent of Party A, Party B shall not require subscribers to customize and collect the corresponding charge through mandatory manners like " the subscriber's acquiescence shall be deemed acceptance" or " it shall be deemed accepted unless the subscriber call or send message to cancel the service" or cause unnecessary burdens to subscribers with the such issues.

3.10 Where Party B can't continue providing value-added service due to its improper business or other reason of its own, it shall be directly responsible for explaining to subscribers and handling the consequences and inform to Party A about the situation three months in advance. Party A shall terminate collecting information service charge as Party B's agent and assist Party B in explaining to the subscribers.

3.11 During the term of this Agreement, Party B shall submit to Party A reports of data of subscriber development, subscriber categories, subscriber's using habits and service prospect as required by Party A and transfer to Party A subscriber information necessary for the service management timely to guarantee the timely update of Party A's subscriber information database.

3.12 Party B agrees to observe strictly the provisions of management rules, service quality standards, customer service standards and other documents that Party A has made or will soon make. Party A shall provide party B with the corresponding documents for it to observe before it formally enacts the above management rules, quality standards and/or service standards.

3.13 The parties may consult to mark Party A's or some service's name, trademark, mark or LOGO in the cooperated value-added service. Nevertheless without Party A's require of affirmation, Party B shall not in any manner make subscribers mistake the content or service it alone provides as service provided by Party B or the two parties jointly.

3.14 Only at Party A's requirement or writing consent can Party B use Party A's name, trademark, mark, LOGO or other materials in marketing activities it alone takes of the mobile value-added service; party B shall abide by China


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     Unicom VI Managing Guideline or other rules of Party A's in using Party A's name, trademark, mark or LOGO. Party B also ensure that it shall never infringe Party A's trademark or other intellectual properties under any situation.

3.15 Party B shall not propagandize competitors that have the same as and/or similar business scope to Party A or make statement that favors the above competitors in the content service and/or other services Party B provides. The parties hereby understand that: breach of this agreement shall be deemed serious contract breach.

3.16 Party A and Party B may market the mobile value-added service in various manners separately or jointly as appropriate. Party A and Party B will sign additional agreement on cooperation in marketing the mobile value-added service when necessary.

3.17 Party B shall be liable for any damages arising from any mobile value-added service to subscribers by any third party through Party B's maintaining interface. Party A shall not be liable for subscribers or the third party for this damage.

3.18 Party B shall acknowledge the modification of service and charging mode that party A proposes for the development of the service and assist Party A in fulfilling the above modifications, except otherwise agreed by the parties.

                CHAPTER 4 OPERATION INTERFACE AND ITS MAINTENANCE

4.1 During the term of this Agreement, the Parties are responsible for their respective interfaces with equipment joints as boundaries. The working and maintenance interface of the parties are demonstrated in the following graph.

     Application server
     CP/SP co-location host computer
     Charging and accounting system
     CDMA value-added service platform
     Text message Center Text message gateway
     Co-location network Party A's internal network
     CDMA network GSM network
     Customer service center Subscriber's cell phone
     Party B Public network
     Subscribers' database other manners
     Customization
     Party A's responsibility Party B's responsibility
     Maintenance interface of the Parties

4.2  Party A's maintenance responsibility

4.2.1 Party A is responsible for the software and hardware necessary for its mobile data network and value-added service platform.


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4.2.2 Party A shall cooperate with Party B in linking the communication line from Party A's network or server to Party B's server.

4.2.3 Party A has the responsibility to open its technical protocol standards and interface standards related to value-added service to Party B.

4.2.4 Party A shall be responsible for maintaining the normal network communication within its responsibility as displayed in the above graph and shall be liable for breakdowns not caused by Party B. Party A shall be entitled to limit the transmission of abnormal overloaded data or information which would affect the safety of Party A's network operation.

4.2.5 Party A has the right to control and adjust the data traffic and ports within its maintenance responsibility scope, but it should inform Party B of the result.

4.2.6 Party A has the right to do necessary tests and data statistics of the service provided by Party B during its operation when necessary and require Party B to mend in compliance with Party A's mobile value-added service management rules according to the test result.

4.2.7 Party A is responsible for providing to Party B the data traffic statistics that Party B uses the communication passage and guarantee the statistics to be reliable and timely.

4.2.8 Party A shall inform Party B before transmission interruption caused by test of gateways or other network equipments, maintenance or other predictable causes as soon as possible, including the detailed cause, time and period of the interruption.

4.2.9 Party A shall make sure to inform Party B timely within reasonable time when there is interruption caused by unpredictable causes such as gateway breakdown or other network breakdown.

4.3  Party B's maintenance responsibility

4.3.1 Party B itself shall be responsible for building and maintaining its system, including all the works and expenses for hardware equipments, system tests, starts and system maintenance.

4.3.2 Party B shall be responsible for connecting Party B's system to Party A's gateways or servers as well as the application, rent and maintenance of the relevant communication lines and shall be responsible for the corresponding expenses.

4.3.3 Party B shall ensure that the test, start and maintenance of its system shall not be conducted during the busy time of Party A's service and that works that would greatly affect subscribers shall be conducted late at night, to reduce the influence on mobile value-added service subscribers as much as possible. Party B shall ensure that the above works will not affect the normal operation of Party A's network and shall be liable for the breakdown of Party A's network breakdown caused by these activities.

4.3.4 Party A shall not conduct maintenance, start and modification of its system unless it has informed Party A in writing or appropriate ways (e.g. through SP


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     service system) and has informed subscribers in mail, publication or text message after it had been affirmed by Party A, to ensure to reduce the effect against subscribers to the greatest extent.

4.3.5 Party B shall comply with Party A's adjustment of data traffic to ensure the stability of value-added services at emergency.

4.3.6 Party B shall ensure that the data traffic shall pose any threat to the safe load of the network when it transfers data or information to Party A's communication platform. Party A shall be entitled to limit the transmission of abnormal overloaded data or information which would affect the safety of Party A's network operation.

4.3.7 Party B ensures to provide non-stop 24 hours system maintenance.

                  CHAPTER 5 AFTER SERVICE MANAGEMENT INTERFACE

5.1 Both parties shall have 7 X 24 hours telephone technical support center and technical support e-mail.

5.2 The complaint center or consulting center (1001 customer phone service) of Party A shall transfer the complaint or problem that isn't its responsibility to Party B who shall make primary respond to Party A or direct respond to the subscriber within one hour and shall be responsible for the final answer or settlement of the problem.

5.3 Party B shall not ask the subscriber to contact Party A directly when it considers the consultation or complaint it receives is within Party A's responsibility. When Party B does consider the consultation or complaint is within Party A's responsibility, the technical service people or technical service system of Party B shall assist Party A analyze and handle the problem and contact Party A within one hour and transfer the problem to it after Party A affirms.

5.4 Where one party can not judge the consultation or complaint it receives is within which party's responsibility, it shall contact the other party to define the responsibility and help the subscriber solve the problem. Neither of the parties shall switch the problem to one another.

5.5 Where the complaint is about that the service quality doesn't reach the promise in propaganda, the party that makes the propaganda promise shall reply to the subscriber and solve the complaint while the other party should provide cooperation when necessary.

5.6 Party B shall make detailed description about the service it will provide to subscribers in the service start application it submits according to the cooperated service category. The description shall be prescribed in appendix when the two parties consider necessary.

5.7 Party B shall provide to the customer service people of Party A the network interface of and access to service enquiry and service cancel.


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                CHAPTER 6 SECURITY OF MOBILE VALUE-ADDED SERVICES

6.1 Party B shall comply with the state regulations, rules and policies on telecom and internet information. Party B ensures the content of its information service does not violate the state laws, regulations and policies and that it won't send the illegal information as prescribed in the Statement of Information Security responsibilities. It shall be deemed serious contract breach if Party B has any of the acts as prescribed above in this article, and Party B shall be liable for the economic loss it caused to Party A. Where the above breaching acts cause negative social influence on Party A, Party B shall declare its responsibility publicly in appropriate manners and apologize to Party A publicly.

6.2 Party B shall be responsible for solving any of the disputes arising form the security and lawfulness of the information it provides.

6.3 Party B shall ensure that the service it provides does not have the hidden danger that the service itself shall cause damage to Party A's mobile communication network, data service platform or the benefits of other subscribers or that the service might be used by some subscribers to cause damage to Party A's mobile communication network, data service platform or the benefits of other subscribers.

                         CHAPTER 7 INTELLECTUAL PROPERTY

7.1 The issues related to copyright, trademark right, patent right or other intellectual rights during the cooperation between the parties shall be in accordance with the relevant state laws. Party B shall sign necessary authorizing/licensing agreement with the owner/person with right and/or its agent in accordance with relevant rules and provisions of the state, to ensure that the mobile value-added service Party B provides won't violate the legal rights and interests of the owner/person of right of the intellectual property. Party A shall not be liable for any intellectual property dispute with third party arising from the content of the service Party B provides.

7.2 Party B is responsible for solving any disputes arising form the security and lawfulness of the content of the service it provides and shall bear the economic loss from litigations, claims or administrative penalty arising from violating the above provisions and rules.

7.3 Party B shall ensure that it observes the rules of the state about basic citizen rights (e.g. citizen privacy) involved in mobile value-added services in its mobile value-added services, especially the service of Localizing Star. Party B shall fully notify the nature, application and relevant laws and rules of the service to the subscriber when the subscriber is customizing or when it is introducing or marketing or providing the localizing service to subscribers. Party B can only start the localizing service of the subscriber unless the subscriber has fully understood and accepted the service that Party B provides (Party B must have


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     evidence for that). Party B shall not use the location information that the subscriber releases from using the localizing service (one service, several services or integrated service) for other aims or uses that the subscriber didn't originally customize. Party A and Party B shall both abide by the relevant provisions and rules of the state when providing localizing service to particular professions, regardless whether the provisions or rules have been issued or implemented when/before this Agreement and the corresponding appendix are signed.

7.4 Party A may design, make or register trademark, symbol, mark or LOGO for its mobile value-added service and use them for marketing. If the parties cooperate in the above marketing activities (hereinafter referred to as "cooperated marketing"), they shall agree on detailed information about cooperated marketing in the service appendix or sigh cooperation agreement on separate marketing or cooperated marketing when necessary. The cooperated marketing activities or activities for cooperated marketing shall not violate the trademark right, intellectual property or industrial property of either of the parties and/or a third party. Where either of the parties' separate acts violates other's trademark right, intellectual property or industrial property, the tortfeasor shall be liable for all the torts and compensation for the economic loss that might happen to the non-tort party and eliminating the possible negative social influence that might happen to the tortfeasor party.

                CHAPTER 8 CHARGING, ACCOUNTING AND CHARGE AGENCY

8.1  CHARGING

8.1.1 Party A prescribes the price of communication and the price of information service shall in principle be prescribed by Party B and ratified by Party
     A. Any change of the information service price (including the charging ways) can only be formally implemented after Party A's ratification.

8.12 Party B may either opt to charge in times, time or month when prescribing the information service price or provide various charging ways for subscribers to choose. Party B shall expressly notify subscribers of the charging manner, standards, payment time and customer service phone number through releasing them on its website or demonstrating them in customization agreement or on cell phone interfaces or sending test messages.

8.2  ACCOUNTING

8.2.1 All the communication charges that subscribers or Party B have to pay for using Party A's mobile communication network come to Party A.

8.2.2 The parties account the total amount of information service charge. The parties share the total amount of information service charge after the 8% bad account coverage and other expenses that the two parties affirm have been taken off. Party A acquires the share of certain proportion is from providing the following services: mobile communication network subscriber resources, relevant service


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

     platform, service test and quality supervision, uniform customer service and service propaganda, charge agency and/or charge calculating agency, etc.

8.2.3 The sharing proportion of information service charge shall be prescribed in service appendix. Where the charging and accounting periods, accounting process are not set forth in the service appendix, the agreement text shall be applied.

8.2.4 Accounting period: the parties make accounts settlement every month and an accounting period is a full natural month.

8.25 Accounts settlement process

     (1)Subscriber uses the mobile value-added service in the first month.

     (2)Party A releases to Party B the accounting information (like communication charge, information service charge as well as the total amount, etc) through the SP service system before the tenth day of the second month.

     (3) Party B may reconcile the total amount of communication charge and information service charge with Party A before the fifteenth day of the second month and send the affirmed statement of reconciliation and invoice with seal on to the contact person of Party A before the twenty-fifth day of the second month.

     (4) Party A shall pay the money to the specific bank account of Party B before the twenty-eighth day of the third month.

     (5) Whereas Party B fails to send back the reconciliation affirmation statement and invoice (with official seal of Party B as required by Party
     A) due to reconciliation or the cause that Party B is accountable for, Party A shall delay its account settlement payment to Party B for the service of the month, i.e. Party A pays to Party B before the end of the next quarter of the year after it has received the reconciliation affirmation statement and invoice. That Party A delays the payment for applying this article shall not be deemed as the delayed payment prescribed in this Agreement and shall not bear the liabilities for breach of contract.

     (6) Whereas Party B fails to send the reconciliation affirmation statement to Party B within one year (from the fifteenth day of the second month since the service is provided), it shall be deemed that Party B waivers its right to collect the payment. Party A shall be exempted from the liability to perform this payment since the day.

     (7) In the course of reconciliation, Party B or Party A shall submit to the other party formal invoice as required by Party A or Party B.

8.2.6 Parties shall reconcile the total amount of communication charge and information service charge in the process of account settlement. The data of Party A shall be authentic if the error between the statistical data of Party A and Party B does not exceed (< or =) 5% ; If the error exceeds
     ( >)5%, Party A and Party B shall reconcile again to define the causes and solve it as appropriate duly according to the situation. If Party A delays its payments to Party B for various charges due to the reconciliation, it shall not be deemed that Party A is in breach of the obligation of making payment timely.

8.2.7 Party A shall calculate the respective business incomes that it should give to Party B according to the sharing proportions they agreed in cooperate businesses and plus them together, then minus (or plus) the other amounts of


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

     money that Party B should pay (or get), and the amount of money after that shall be the income that Party A should give to Party B (this income is called "information service charge" for short).

8.2.8 If the accounting result shows the information service charge as minus, Party B shall pay to Party A the corresponding money. The payment period and process of Party B is the same as that of Party A as prescribed in this Agreement. Party B shall acquire formal invoice from Party A soon after it has made the payment.

8.2.9 Party B shall update timely necessary payment information like bank account registered in SP service system. Where Party A's payment is returned by the bank due to Party B's failing to update timely the information necessary for payment or any other cause of Party B that make Party A can't pay in time, Party A will delay the payment. The delayed period is the latest payment 6 months 12 months from the date when Party A knows it can't pay on time and it will not be liable for having not made payment on time.

8.2.10 Where Party B changes its company name, it shall inform Party A timely (through the SP service system or in other proper manners). All the payment that Party A shall make to Party B after the change of company name or Party B shall be paid to the bank account after the change of Party B's company name, regardless whether the charge happened before or after the change of Party B's name. Where Party A can't pay because Party B didn't properly finish the name change procedure, 8.2.9 of this Agreement shall be applied.

8.2.11 Where Party B terminates this Agreement for applying the withdrawal mechanism of this Agreement or other reasons prescribed in this Agreement, the parties shall account the information service charge before the termination. Accounting means, period and process as well as the agreements on taking out information service charge or liquidated damages for contract breach in the withdrawal mechanism shall be applied in the accounting as well as its period and process.

8.3  CHARGE AGENCY

8.3.1 Information service charge are calculated and collected at Party A's agency uniformly. Party B shall not collect information service charge from subscribers. Party A shall calculate the communication charges and collect them from subscribers or Party B.

8.3.2 Party A shall review all the charge agency items and general contents before it collects information service charge at Party B's agency. Party B shall cooperate with Party A actively in the review. All that need to be reviewed is: whether the contents provided by Party B is in breach with the provisions of article 57 and 58 of the Telecom Regulation of P.R.C as well as other related laws, regulations and policies.

8.3.3 Party B shall provide relevant materials that prove the subscriber knowingly and voluntarily use the service before Party B collects information service charge from subscribers at agency. The charges shall be calculated from the time the subscriber starts to use (except the monthly general payment). The parties shall preserve the records that the subscriber customizes and uses the service for over


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

     5 months.

8.3.4 Party A shall make reminding statements like "charge agency" and the sum as to the charges collected at agency when it gives the subscriber the bill document. Party A shall provide reasonable and effective means and ways for subscribers to enquire the name of Party B who has Party A's agency, the name of the service that has charge agency and the detailed sums. The parties shall provide free charge agency list to subscribers at their requirement and shall not charge it from the other party.

8.3.5 Where the subscriber has objection to the information service charge and refuses to pay, Party A shall collect the other charges without objection and inform Party B about the situation timely when it is unable to prove there's no error in the charge on the spot. Party B shall not only pay the actual communication charge arising from using Party A's communication network, but also shall have the information service charge that the subscriber has objection to from the share it should get. Party B shall be responsible for settling the dispute with the subscriber after that. Where the dispute is settled, Party B shall inform the subscriber to pay this part of information service charge to Party A and Party A shall share the amount of money with Party B according to their proportion in the next accounting period. Where it can't be settled, Party B shall not make claim on the share of this part of information service charge to Party A.

8.3.6 Where the pre-pay subscriber has objection to the charge agency and the parties fail to prove there's no error in the charge within 15 days, Party B shall first return the charge to the subscriber provisionally and take the sum out of the share proportion that Party B should get in the next accounting period. Party B shall be responsible for settling the dispute with the subscriber and article 8.3.5 of this chapter shall be applied.

8.3.7 The parties shall not stop or terminate other services except the service that the subscriber has objection to during the dispute settlement course.

          CHAPTER 9 WITHDRAWAL MECHANISM AND CONTRACT BREACH SETTLEMENT

9.1 The parties agree to cooperatively investigate the tests, development and contract breaches of the mobile value-added service and apply according to the investigation results the corresponding withdrawal mechanisms according to the investigation results, i.e. cooperation conditions modification, termination of the cooperation of an item or service, or even the termination of this Agreement.

9.2 The basing on service test withdrawal mechanism is that Party B that applies to run the service but has failed to pass the tests Party A requires for 3 times for reasons attributable to Party B since the beginning of the test period terminates the service voluntarily. The service category appendix terminates automatically where there's no other service under the same service category as the service having passed the tests or is undergoing the tests. Party A will not take Party B's


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

     application of the service within half a year.

9.3  The basing on service development withdrawal mechanism

9.3.1 Party A will make service ranking once every month on the items of a mobile value-added service category (an item that firstly provides new service is excluded from the ranking for three full charging period after the start of the new service ). The quarter ranking is made according to the total grades of the three rankings in the quarter and the service is withdrawn according to the ranking. The withdrawal process is: rank the services of all items in the N th quarter at the first month of the (N+1) th quarter, withdrawal mechanism will be applied to the last 5 services in the service ranking of each quarter. i.e. Party A will recall the service at 24:00:00 of the last day of the last month of the (N+1) th quarter and will not take Party B's application for the service under this item within half a year.

9.3.2 Party A assesses the mobile value-added service category (that has passed the service support period) quarterly according to the service ranking and the fulfillment of service target. The withdrawal process is: assess all the CP/SPs of the N th quarter that have passed the service support period of the service at the first month of the (N+1) th quarter. The withdrawal mechanism shall be applied to CP/SPs who rank the last 10% or who haven't reached the target that the parties agreed on, i.e. Party A will terminate its cooperation with the CP/SP on this service at 24:00:00of the last day of the last month of the (N+1) th quarter and will not take Party B's cooperation application for this service within half a year.

9.3.3 The primary standard of ranking or assessment is the information service income and other indexes like service sale may also be referred. The standard of ranking or assessment shall be the information service income, unless it is expressly agreed by the parties in the service appendix.

9.4 The basing on contract breach withdrawal mechanism The basing on contract breach withdrawal mechanism is the mechanism where the parties adjust their rights and obligations under this Agreement or terminate this Agreement when Party B is in breach of this Agreement, service appendix or the provisions of Party A's service management regulation, or there's flaw in the service under this Agreement it provides to subscribers (hereinafter referred to as "breach"). Party A is entitled to terminate this Agreement or the service appendix without being liable for contract breach or pre-terminating the Agreement unilaterally when the basing on contract breach withdrawal mechanism is applied.

9.4.2 The parties divide the breach of this Agreement into three categories of A, B and C according to the severity (Appendix 1 the text of this Agreement provides the division of breach) with each category has its own settlement. The parties may make special agreement in service appendixes on the breach according to the features of services.

9.4.3 Breach settlement

     (1) Settlement of A breach: 30 days form the date that Party A sends the breach settlement notice is the service amendment period when Party A shields the breaching service and suspends to take Party B's application for new services. When the amendment period is over, shielding shall be lifted and new service


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

     applications shall be taken if the amendment is successful. While if it isn't, the breach service shall be recalled and Party B shall continue the amendment until it succeeds and Party A resumes taking its new service applications; the double amount of the total amount information service charge that comes from the breach service shall be taken out to compensate the subscribers double; 10% of the total amount of the information charge of the service (including the information service charge that comes from the breaching service) that happens in the breaching period during the charge calculating period shall be taken as liquidated damages (take 5000 yuan when the 10% is less than 5000 yuan); notify subsidiaries of Party A and announce it on SP service sysem.

     (2) Settlement of B breach: Party A recalls the breach service; Party B has an amendment period of at least 30 days since the date Party A sends the breach settlement notice; Party A will suspend taking Party B's application for new services during the amendment period and will resume the application after the amendment is successful; the double amount of the total amount information service charge that comes from the breach service shall be taken out to compensate the subscribers double; 30% of the total amount of the information charge of the service (including the information service charge that comes from the breaching service) that happens in the breaching period during the charge calculating period shall be taken as liquidated damages (take 10,000 yuan when the 30% is less than 10,000 yuan); notify subsidiaries of Party A and announce it on SP service system.

     (3) Settlement of C breach: cease the cooperation of the breaching service; the double amount of the total amount information service charge that comes from the breach service shall be taken out to compensate the subscribers double; the total amount of the information charge of the service (including the information service charge that comes from the breaching service) that happens in the breaching period during the charge calculating period shall be taken as liquidated damages (take 10,000 yuan when the 30% is less than 10,000 yuan) Note: the taking out of double amount of the total amount of information service charge and liquidated damages from the breaching service: if the present accounting sum isn't enough for the double amount of the total amount of information service charge and liquidated damages from the breaching service, the rest shall be taken from the subsequent accounting of Party A, the rest may be deduced by analogy, until the total amount equals. If it is still not enough to the date this Agreement is terminated, Party A is entitled to claim compensation.

9.5 Withdrawal mechanisms (except the basing on breach withdrawal mechanism) are not applied in the service support period.

9.6 The termination of cooperation on one or several service(s)/item(s) as in accordance with the withdrawal mechanisms prescribed in the Agreement text or service appendix shall not affect the rights and obligations that Party B has in other services/items that are operated simultaneously with the terminated service and shall not affect Party B's applying for other services, except where there's definite provisions.


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

9.7 Where Party B is in serious breach or fundamental breach or that it seriously disobeys the service quality standards, customer service standards in one or several mobile value-added service(s), Party A may not only apply the withdrawal mechanism to terminate its cooperation with Party B in the service, but also terminate other service cooperation that Party B doesn't breach, i.e. Party A may terminate other service appendixes or this whole Agreement.

9.8 Party A shall notify Party B in proper ways (such as through notice on the SP service System) if it applies the withdrawal mechanism and tell the influence on the mutual cooperation due to this reason. Article 8.2.11 shall be applied to the unaccounted information service charge.

                      CHAPTER 10 MODIFICATION& TERMINATION

10.1 During the term of this Agreement, where Party A makes relevant management regulations, quality standards and/or customer service standards on mobile value-added services, the regulations and standards shall be observed as part of this Agreement. As to provisions on the agreement issues except the breach settlement, where the above regulations and/or standards are in conflict with clauses in this Agreement, the regulations and/or standards shall be valid, except where the parties considers that this Agreement shall be applied or it's necessary to sign additional agreements on the conflict after consultation.

10.2 Either party that wants to modify or amend this Agreement shall inform the other party in writing 15 days in advance. The parties shall consult to modify or amend this Agreement in writing.

10.3 During the term of this Agreement, neither of the parties shall cease or terminate the implementation of this Agreement or unilaterally terminate this Agreement without the other party's writing consent, except where there's different express provision in this Agreement.

10.4 If one party's not performing the duties and obligations of this Agreement or serious breach against the Agreement results in the other party's not able to run or implement the mobile value-added service cooperation under this Agreement, it shall be deemed as unilaterally terminate the Agreement and the party that observes the Agreement shall be entitled to claim economic losses from the breaching party and terminate the Agreement.

10.5 Where all the cooperation under this Agreement is terminated due to the application of the withdrawal mechanism as prescribed in this Agreement, this Agreement shall be terminated.

10.6 Agreement as to the influence of Party B's cooperation competence on the modification or termination of this Agreement: this Agreement shall terminate automatically if:

     (1) assigns resources like numbers, junctions or digital websites without Party A's ratification;


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

     (2) the service coverage region of it goes beyond the service region and scope that the competence license prescribes;

     (3) provides service content and category that requires competence license without obtaining the competence license issued by the state authorities;

     (4) provides fake copyright or competence;

     (5) other acts like providing service or content without authorization that is in breach of the requirement of relevant authorities or the agreements between the parties.

10.5 During the term of this Agreement, Party B shall inform Party A and abide by the provisions about withdrawal buffer period in this Agreement where there's any event like division, combination, insolvency, dissolution or liquidation that seriously affects the company's nature, competence and capacity for civil conduct. Where Party B loses the competence or capacity to run the mobile value-added service under this Agreement due to dissolution, liquidation or insolvency, this Agreement shall terminate. This Agreement shall also terminate where Party A divides or combines and the company (or other entity) that succeeds the mobile value-added service under this Agreement of Party B shall apply again to Party A for the service and change timely the enterprise code and other information of Party B in Party A's service system and SP service system.

10.8 Where Party B changes its name, it shall carry out change registration with business administration authority and information industry authority to change for effective subject competence certificate and business competence certificate.

10.9 Where Party B assigns this Agreement to a third party, the third party shall fully have all the rights and obligations that originally was Party B's under this Agreement. Party A and Party B shall terminate this Agreement and Party A signs new agreement with the third party.

                           CHAPTER 11 CONFIDENTIALITY

11.1 As used in this Agreement the term "confidential information" shall mean any business secrets (including financial secret), technology secrets, know-hows and (or) any other information and materials that should be kept confidential that one party (hereinafter referred to as "receiving party") obtains, knows from the other party (hereinafter referred to as "disclosing party") or the above information and materials that can't be separated which is created jointly by the parties in implementing this Agreement, whatever the form or the carrier of the above information and materials, whether the disclosing party indicates it is confidential orally or in graphs or writing, etc.

11.2 Neither of the parties shall reveal, disclose or provide the confidential information during the term of this Agreement and the following five years after this Agreement terminates.

11.3 The parties shall take proper measures to properly keep the confidential information the other party provides and the caution it takes shall not be less than the caution it takes for its own confidential information. The parties can only use the confidential information for the aim or usage of the cooperation under this Agreement.

11.4 The parties ensure that only the person on charge of or employees associated with this service of the respective parties know the confidential information. The above people shall be notified about the confidential nature of the confidential information and the obligation they shall undertake before they know the confidential information. There shall be probable evidence that the above people indeed undertake the confidential obligation under this Agreement.

11.5 The receiving party shall return to the disclosing party or destroy all the documents or other materials that include confidential information upon the disclosing party's instruction when necessary.

11.6 The above limitation clause doesn't apply to the following situations: A. the confidential has been owned by the receiving party legally prior to or at the time when this Agreement is signed; B. the confidential information has been in public domain or publicly known before it is notified to the receiving party; C. the receiving party obtains the confidential information form a third party that doesn't have the obligating of holding in confidence or non-revealing; D. the confidential information has been publicly known or maybe obtained from public domain through no breach of this Agreement; E. the receiving party or its affiliates or subsidiaries developed independently the confidential information and has never obtained interest from the information obtained by the disclosing party or its affiliates or subsidiaries. F. the receiving party discloses the confidential information pursuant to the requirement (oral question, enquiry, material or document requirement, summons, civil or criminal investigation procedure or other procedures) of court or other legal or administrative agency and that the receiving party has informed and made necessary explanation to the disclosing party.

11.4 The partied shall keep confidence the content of this Agreement.

                CHAPTER 12 OTHER LIABILITIES FOR CONTRACT BREACH

12.1 The parties shall observe the provisions in this Agreement. It shall be deemed breach of contract where either of the party doesn't perform its obligation, commitment or promise, or breach its statement in this Agreement and cause damage to the other party's interest or make the cooperation service impossible to continue.

12.2 Where the breach of one party causes negative social influence or economic losses to the other party, the party that observes the agreement shall be entitled to hold the breaching party liable for breach of contract and ask it to eliminate the


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

     influence and claim damages, and terminate the Agreement.

12.3 The parties shall also be liable for breaches resulted from applying withdrawal mechanism and/or service management regulations besides the contract breach liabilities agreed in this chapter.

                            CHAPTER 13 FORCE MAJEURE

13.1 Force majeure means circumstances that are unforeseeable, unavoidable and insurmountable to the parties of this Agreement or that though foreseeable but would unavoidably impair either of the parties to perform fully or partly this Agreement. The circumstances include only natural disasters like earthquake, landslide, sink, flood, typhoon and abnormal astronomical phenomenon as well as fire, explosion, accidents, war, terrorist events, wide range epidemic plague, undermining, hacker intrusion, network collapse or any other similar or different accidental events.

13.2 Where one party is unable to perform the obligations due to force majeure, it shall not be liable for the loss of the other party.

13.3 The party that suffers force majeure shall instantly notify the other party about the event and shall submit within 15 days effective certifying documents from government agencies about the detail of the event and the reason that it is unable to perform or fully perform the agreement or it needs to delay the performance. The parties consult to decide whether to continue to perform this Agreement or terminate it in light of the influence of the event on the performance of the Agreement.

                CHAPTER 14 LAW APPLICATION AND DISPUTE SETTLEMENT

14.1 China laws shall apply to the conclusion, effectiveness, performance and interpretation of this Agreement.

14.2 The parties hall consult to solve any disputes arising from or relevant to this Agreement friendly. In case no settlement can be reached through consultations, the disputes shall be submitted to Beijing Arbitration Committee for arbitration in accordance with its rules of procedure. The arbitral award is final and binding upon both parties. Chinese shall be used in the arbitration.

                                CHAPTER 15 OTHERS

15.1 Assignability. With Party A's consent, Party B may assign all or part of the rights and obligations under this Agreement to a third party with full capacity


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

     and/or competence after consultation with Party A. The assignment of Party B shall comply with the provisions about competence requirement, charging, accounting and termination of the agreement in this Agreement.

15.2 This Agreement only binds on the parties that sign it. No clauses of this Article shall be construed as: (a) there's partnership or other relationship that may result in joint liability between the parties; (b) one party is the other party's agent (except with the previous writing consent of the other party); (c) authorize one party to get the other party into charges or obligations of any other forms (except with the previous writing consent of the other party).

15.3 It does not constitute the waiver of right if does not exercise its right or delays exercising the right under this Agreement. If the party has exercised or partly exercised the right, it does not prejudice it from exercising the right again in the future.

15.4 The invalidity of one clause doesn't affect the validity of other clauses under this Agreement.

15.5 This agreement comes into force the date the authorized representatives of the parties sign or seal it. The term of this Agreement lasts to March 31st,, 2006, except where the parties agree to pre-terminate it. Party A may examine Party B's performance competence and qualification before this Agreement dues and this Agreement shall continue automatically for one more year if Party A considers Party B is capable of performing the agreement and its competence meets the requirement for continuing performing the agreement.

15.6 Signing the service appendixes. The appendix comes into force and become part of this Agreement upon the value-added department of Party A stamping its seal and the signature of the legal representative (of effectively authorized representative) of Party B and the stamping of the official seal of Party B. The appendix shall terminate upon the earlier date when the agreement text terminates or the termination conditions prescribed in the agreement text and/or the service appendix satisfied.

15.7 There are two originals of this Agreement and the appendix with each party holds one. The originals have equal legal force.

Party A: China Unicom Co., Ltd.

Authorized representative: Sealed

Date:
      -------------------------------

Party B: Shanghai Unilink Computer Co., Ltd.

Authorized representative: Sealed

Date:
      -------------------------------


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